Exhibit (k)(3)

ANNEX I

Supplemental Terms and Conditions

This Annex I forms a part of the Master Repurchase Agreement, dated as of 26th August 2026 the “Agreement”) between Nomura Securities International, Inc. (“Party A”) and Party B listed on Appendix A attached hereto and made a part hereof, (Party B). It is understood and agreed that this Agreement shall constitute a separate agreement with each Party B, as if each Party B had executed a separate document naming only itself as Party B and that no Party B shall have any liability under the Agreement for the obligations of any other Party B. With respect to Confirmations of Transactions hereunder, only Confirmations of Transactions between Party A and a Party B shall be part of the Agreement between Party A and such Party B. Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement.

1.	Applicable Annexes. In addition to this Annex I and Annex II, Annex V, Margin for Forward Transactions, Annex VI, Buy/Sell Back Transactions, and Annex VII, Transactions Involving Registered Investment Companies shall apply.

2.	Definitions.

(a)	“Business Day” or “business day”, with respect to any Transaction hereunder, a day (other than a Saturday or a Sunday) on which regular trading may occur in the principal market for the Purchased Securities subject to such Transaction.

(b)	“Incompetency Event” shall mean declaration by a court of competent jurisdiction that a Key Person is incompetent due to a physical, mental or emotional condition resulting from injury, sickness, disease or other cause.

(c)	“Key Person” shall mean Shiloh Bates.

(d)	“Margin Notice Deadline”, the deadline for giving notice (a “Margin Call”), referenced in Paragraph 2(i) of the Agreement, shall be 10:00 a.m. (New York time). Margin Calls may be made orally or by email; the party that is required to satisfy the Margin Call shall comply with the terms of the Margin Call, however made, within the timeframe required under Paragraph 4 of the Agreement.

(e)	The definition of the term “Market Value” in Paragraph 2(j) of the Agreement is amended by adding, after “a generally recognized source agreed to by the parties,” the following: “(and, in the absence of such agreement, determined by Party A).”

(f)	“Net Asset Value” of Party B shall be equal to the gross assets of Party B less the aggregate amount of all liabilities of Party B (including all absolute and contingent liabilities of any kind) and shall be determined in accordance with generally accepted accounting principles in the country in which Party B is organised and on a basis consistent with prior periods.

3.	Extensions, Renewals and Roll-Overs of Transactions. Neither party shall be required to enter into, extend, renew or “roll-over” any Transaction including, but not limited to, any Transaction executed on an “open” or “demand” basis with the other party, notwithstanding past practice or market custom. The parties agree that if, from time to time, one party extends, renews or rolls-over a Transaction, the other party has no right to, and shall not, rely on the first party to further extend, renew or roll-over that or any other Transaction.

4.	Confirmations. The first sentence of Paragraph 3(b) of the Agreement shall be replaced with the following: “Upon agreeing to enter into a Transaction hereunder, Party A shall promptly deliver to Party B a written confirmation of such Transaction (a “Confirmation”).”

5.	Transactions Terminable Upon Demand. The first sentence of Paragraph 3(c) of the Agreement shall be replaced with the following: “In the case of Transactions terminable upon demand, if such demand is made by Buyer or Seller by telephone, e-mail or otherwise in accordance with the Agreement, at or before 10:00 a.m. (New York time) on a Business Day, then termination of such Transaction shall be effective on the same Business Day and if such demand is provided after 10:00 a.m. (New York time), then termination of such Transaction shall be effective at or prior to the close of business on the next Business Day.”

6.	Margin Maintenance. Each of the first and second sentences of Paragraph 4(c) of the Agreement shall be amended by replacing the phrase, “the close of business in the relevant market”, with “by close of the Fedwire for money transfers.”

7.	Purchase Price Maintenance; Income Payments.

(a)	Notwithstanding the definition of the term “Purchase Price” in Paragraph 2 of the Agreement and the provisions of Paragraph 4 of the Agreement, the parties agree (i) that the Purchase Price will not be increased or decreased by the amount of any cash transferred by one party to the other pursuant to Paragraph 4 of the Agreement and (ii) that a transfer of such cash shall be treated as if it constituted a transfer of Securities (with a Market Value equal to the U.S. dollar amount of such cash) pursuant to Paragraph 4(a) or (b) of the Agreement, as the case may be (including for purposes of the definition of the term “Additional Purchased Securities”).

(b)	The parties agree that in any Transaction hereunder whose term extends over an Income payment date for the Securities subject to such Transaction, Buyer shall on the date such Income is paid, transfer to or credit to the account of Seller an amount equal to such Income payment or payments pursuant to Paragraph 5(i) of the Agreement and shall not apply the Income payment or payments to reduce the amount to be transferred to Buyer or Seller upon termination of the Transaction pursuant to Paragraph 5(ii) of the Agreement. For the avoidance of doubt, Buyer shall not be obligated to take any action pursuant to the preceding sentence, (i) to the extent such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Securities sufficient to eliminate such Margin Deficit; or (ii) if an Event of Default with respect to Seller has occurred and is then continuing.

8.	Additional Representations and Warranties.

(a)	In addition to the representations and warranties made pursuant to Paragraph 10 of the Agreement, each party represents, warrants and agrees that:

(i)	It is acting for its own account, and it has made its own independent decisions to enter into the Agreement and each Transaction and as to whether each such Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. Unless there is a written agreement to the contrary, it has not and will not rely on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into a Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received by the other party shall be deemed to be an assurance or guaranty as to the expected results of any Transaction;

(ii)	It is capable of assessing the merits of and understanding (based upon its own judgment and upon advice from such professional advisers as it has deemed it necessary to consult), and has made and will make its own independent decisions regarding the terms, conditions and risks of each Transaction. It is also capable (financially and otherwise) of assuming, and assumes, the risks of each Transaction;

(iii)	It understands the terms, conditions and risks of each Transaction under the Agreement and is willing and able to assume (financially and otherwise) those risks.

Each party shall be deemed to repeat all of the foregoing representations and warranties on the Purchase Date for each Transaction and each shall continue until settlement on the Repurchase Date of any such Transaction.

(b)	ERISA Representation. Party B represents and warrants that, in respect of any Transaction hereunder, it will not transfer cash or Purchased Securities that are subject to (A) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (B) Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or (C) any federal, state, local law, regulation, rule, policy or procedure which is similar to ERISA or Section 4975 of the Code.

Party B shall be deemed to repeat all of the foregoing representations and warranties on the Purchase Date for each Transaction and each shall continue until settlement on the Repurchase Date of any such Transaction.

(c)	If the parties hereto enter into a Transaction whereby Party B agrees to sell any Risk Retention Securities or Retained Securities to Party A, then Party B, as Seller, hereby acknowledges and agrees that:

(a)	upon the occurrence of an Event of Default, Party A, as Buyer, shall have the right to exercise any and all remedies entitled to be exercised by it pursuant to Paragraph 11 of the Agreement, including, without limitation, the sale by Party A of such Risk Retention Securities or Retained Securities, even if the exercise of such rights by Party A may cause Party B or a related party thereof to be in violation of any applicable Risk Retention Requirements;

(b)	if Party A exercises its right to sell all or any of the Risk Retention Securities or Retained Securities after the occurrence of an Event of Default, then upon request of Party A, Party B shall, at its own expense, take such actions as Party A considers appropriate and necessary to facilitate the sale of any such Risk Retention Securities or Retained Securities, including, without limitation:

(i)	execute and deliver, and cause each issuer of such Risk Retention Securities or Retained Securities contemplated to be sold, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of Party A, advisable to register such Risk Retention Securities under the provisions of the Securities Act of 1933 (as amended from time to time, the Securities Act), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of Party A, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

(ii)	use its best efforts to qualify such Risk Retention Securities or Retained Securities under the state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of such securities, as requested by Party A;

(iii)	cause each such issuer of such Risk Retention Securities or Retained Securities to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

(iv)	provide Party A with such other information and projections as may be necessary or, in the opinion of Party A, advisable to enable Party A to effect the sale of such Risk Retention Securities or Retained Securities;

(v)	do or cause to be done all such other acts and things as may be necessary to make such sale of such Risk Retention Securities or Retained Securities or any part thereof valid and binding and in compliance with applicable law; and

(vi)	assist with the preparation of any agreement in connection with the private sale of any such Risk Retention Securities or Retained Securities or any part thereof or the delivery of any information in connection therewith; and

(c)	Party A shall be authorized, in connection with any sale (including a private sale) of any Risk Retention Securities or Retained Securities, to deliver or otherwise disclose to any prospective purchaser of such Securities: (x) any registration statement or prospectus, offering circular, information memorandum or other disclosure document and all supplements and amendments thereto; (y) any information and projections provided to it pursuant to clause (b)(iv) above; and (z) any other information in its possession relating to such Risk Retention Securities or Retained Securities, including, in each case, in connection with the private sale of any such Risk Retention Securities or Retained Securities.

For the purposes of the foregoing:

1.	“Retained Securities” shall mean, in respect of securitization transactions involving an offering of one or more tranches of securities (or equivalent credit exposure) backed by a pool of assets, any Securities (other than Risk Retention Securities) that have been retained, or not otherwise been subject to a sale or transfer (such sale or transfer, a “Distribution”), by (A) the party who is the seller of the assets backing the securitization, (B) any related party thereof or (C) the sponsor of the securitization, in each case, to an end investor unaffiliated with the issuer of the securitization, provided that, for the purposes of this clause, a sale or transfer of Securities that would otherwise constitute “Retained Securities” in accordance with this definition shall not constitute a Distribution in the following circumstances: (A) a sale or transfer of such Securities from the applicable Seller to Buyer pursuant to a Transaction under the Agreement; or (B) any subsequent sale, transfer or rehypothecation of such Securities by Buyer.

2.	“Risk Retention Securities” shall mean, in respect of securitization transaction involving an offering of one or more tranches of securities (or equivalent credit exposure) backed by a pool of assets, any Securities that may be required to be retained by the party who is the seller of the assets backing the securitization or a related party thereof, in order to comply with any applicable Risk Retention Requirements.

3.	“Risk Retention Requirements” means any credit risk retention requirement or other similar requirement to retain an economic interest in and/or credit risk exposure to a securitization pool of assets or portion thereof pursuant to any laws or regulations of any applicable jurisdiction (including any supplementary regulatory technical standards, implementing technical standards and any official guidance adopted in relation thereto).

9.	Payment and Transfer. Paragraph 7 of the Agreement shall be amended by inclusion of the following language, as a new paragraph, at the end thereof.

U.S. Foreign Account Tax Compliance Act (“FATCA”).  For purposes of the Agreement and this Annex I, notwithstanding any other provision of the Agreement to the contrary:

(a)	All payments under the Agreement made by, or on behalf of, a party (the “Payer”) to, or for the benefit of, another party (the “Payee”) shall be made subject to any applicable U.S. federal withholding tax imposed or collected pursuant to FATCA (a “FATCA Withholding Tax”), and no additional amounts shall be payable in respect of any FATCA Withholding Tax. Except as otherwise expressly agreed, in writing, no party shall be required to indemnify the other party on account of any loss, liability or cost incurred as a result of any FATCA Withholding Tax.

(b)	If (i) the Payer is required to deduct or withhold any FATCA Withholding Tax; (ii) the Payer deducts or withholds an amount less than the entire FATCA Withholding Tax; and (iii) a liability resulting from such FATCA Withholding Tax is assessed directly against the Payer, then, the Payee shall, within three Business Days, pay to the Payer the amount of such liability, including any related liability for interest and penalties.

(c)	Prior to the time any payment that may be subject to FATCA Withholding Tax is made, the Payee shall provide to the Payer any form, certification, documentation or other information required to avoid any FATCA Withholding Tax and to permit the Payer otherwise to comply with FATCA. The Payee shall complete each such form, certification, document or other information properly and accurately and shall promptly provide to the Payer updated or corrected forms should they become incomplete or inaccurate in any respect.

10.	Additional Events of Default. The first paragraph of Paragraph 11 of the Agreement is amended by deleting the word “or” before clause (vii) and by inserting, before the words, “(each an “Event of Default”)” the provisions set forth below as clauses and adding the following sentence immediately thereafter “For the sake of clarity, for purposes of each Event of Default as set forth in clauses (viii) through (xiv), Party B shall be the defaulting party.

(viii)	Party B fails to make a payment of Price Differential in respect of any Transaction, when (a) such payment is due on a date other than the Repurchase Date and (b) Party A has given Party B one business day’s notice of such failure to pay.

(ix)	The representations and warranties made by Party B, if any, in its fiduciary and corporate capacity in Annex I are incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated.

(x)	Party A or any affiliate of Party A declares a default, event of default, termination event or other similar event (however described) (each such event, a “Default Event”)to have occurred with respect to Party B or a Default Event occurs with respect to Party B, in each case, under any agreement (regardless of whether there is a transaction outstanding thereunder), transaction or obligation between Party B and Party A or any affiliate of Party A.

(xi)	Key Person. One or more of the following occurs with respect to a Key Person: (a) an Incompetency Event; (b) death or incarceration; (c) such Key Person ceases to exercise, or a person who is not a Key Person exercises, either directly or indirectly, a significant influence over the management of Party B; or (d) such Key Person ceases to be involved in the daily management of Party B; provided, however, that such event shall not constitute an Event of Default if, within thirty (30) days of the occurrence of such event, Party B designates a replacement Key Person who is reasonably acceptable to Party A, such acceptance not to be unreasonably withheld, conditioned or delayed.

(xii)	Net Asset Value Decline. On any day during the term hereof, Party A determines that Party B (A) has experienced a decline in its Net Asset Value during any one-month period preceding such date, of 20 percent or more, or (B) has experienced a decline in its Net Asset Value at any time during any three-month period preceding such date, of 30 percent or more, or (C) has experienced a decline in its Net Asset Value at any time during any twelve-month period preceding such date, of 40 percent or more.

(xiii)	Net Asset Value Floor. On any day during the term hereof, Party A determines that Party B has failed to maintain a Net Asset Value in an amount equal to the greater of (x) USD 175,000,000, and (y) 50 percent of Party B’s latest published year-end Net Asset Value.

(xiv)	Asset Coverage Ratio: At any time during the term of this Agreement, Party A, in its sole discretion, determines that Party B fails to maintain "Asset Coverage" (as defined in Section 18(h) of the Investment Company Act of 1940, as amended) equal to or greater than the applicable requirements of the Investment Company Act of 1940, as amended.

11.	Mini Close-Out. The following shall be added to the end of Paragraph 11 of Agreement:

“(j)	Seller fails to deliver Purchased Securities to Buyer on the Purchase Date for a Transaction (a “Seller Delivery Failure”), Buyer may: (1) if Buyer has paid the Purchase Price to Seller, require Seller to immediately repay the sum so paid; and (2) at any time while such Seller Delivery Failure continues, terminate such Transaction by electing to have the provisions of Paragraph 11 of the Agreement apply as if an Event of Default had occurred with respect to Seller and such Transaction were the sole Transaction outstanding under the Agreement.

(k)	If Buyer fails to deliver Purchased Securities to Seller on the Repurchase Date for a Transaction (a “Buyer Delivery Failure”), Seller may: (1) if Seller has paid the Repurchase Price to Buyer, require Buyer to immediately repay the sum so paid; (2) if there exists a Margin Excess in respect of such Transaction, require Buyer to pay cash sufficient to eliminate such Margin Excess (in accordance with the notice and delivery requirements of Paragraph 4 of the Agreement); and (3) at any time while such Buyer Delivery Failure continues, terminate such Transaction by electing to have the provisions of Paragraph 11 of the Agreement apply as if an Event of Default had occurred with respect to Buyer and such Transaction were the sole Transaction outstanding under the Agreement.

(l)	Notwithstanding any other provision of this Agreement, (i) neither a Buyer Delivery Failure nor a Seller Delivery Failure shall, itself, constitute an Event of Default and (ii) neither party shall be entitled to declare an Event of Default or exercise remedies under Paragraph 11 solely on the basis of a Buyer Delivery Failure or a Seller Delivery Failure.

(m)	Notwithstanding the foregoing, failure to perform any obligation herein when due shall constitute an Event of Default.

(n)	A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.”

12.	Conditions Precedent. Each obligation of a party under Paragraph 4 and Paragraph 5 of this Agreement is subject to the condition precedent that none of the events specified in the introductory paragraph of Paragraph 11 (Events of Default) of this Agreement shall have occurred and are continuing with respect to the other party.

13.	Additional Remedies; Set-Off. In addition to the remedies available to the nondefaulting party set forth in Paragraph 11 of the Agreement, upon the occurrence of an Event of Default with respect to the defaulting party (“Party X”), the nondefaulting party (“Party Y”) may, without prior notice to Party X set-off any Obligation (as such term is defined below) owed by Party X to Party Y or any affiliate of Party Y (“Party Y’s Set-Off Amount”) against any Obligation owed by Party Y or any affiliate of Party Y to Party X (“Party X’s Set-Off Amount”). Party Y will give notice to Party X of any set-off effected under this Section.

For purposes of this Section, the term “Obligation” means any sum or obligation, whether arising under this Agreement or otherwise, whether matured or un-matured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation.

For this purpose, either Party Y's Set-Off Amount or Party X's Set-Off Amount (or the relevant portion of such amounts) may be converted at Party Y's option into the currency in which the other set-off amount is denominated at the rate of exchange at which Party Y would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If an Obligation is unascertained, Party Y may in good faith estimate that Obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the Obligation is ascertained.

This Section shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

14.	Submission to Jurisdiction; Waiver of Immunity and Waiver of Jury Trial.

(a)	Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in the County and State of New York, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under the Agreement or relating in any way to the Agreement or any Transaction under the Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)	To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under the Agreement or relating in any way to the Agreement or any Transaction under the Agreement. On the Purchase Date for each Transaction hereunder, Buyer and Seller shall each be deemed to repeat the foregoing undertakings.

(c)	EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

15.	Recording of Conversations. The parties agree that each may electronically record any telephone conversations between them.

16.	Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

17.	1996 Master Repurchase Agreement. The parties agree that the text of the body of the Agreement is intended to conform with the Master Repurchase Agreement dated September 1996 promulgated by The Securities Industry and Financial Markets Association and shall be construed accordingly.

18.	Japanese Jurisdictional Module of the ISDA Resolution Stay Jurisdictional Modular Protocol. The terms of the Japanese Jurisdictional Module of the ISDA Resolution Stay Jurisdictional Modular Protocol (the “Japanese Module”) are incorporated into and form part of this Agreement, and this Agreement shall be deemed to be a Covered Agreement for purposes of the Japanese Module. In the event of any inconsistencies between this Agreement and the Japanese Module, the Japanese Module will prevail. Party A has adhered to the Japanese Module as a Regulated Entity, and upon entering into this Agreement Party B shall be deemed to have adhered to the Japanese Module as a Module Adhering Party and identified Party A as a Regulated Entity Counterparty.

20.	Electronic Signatures. Each party acknowledges that electronic signatures, whether digital or encrypted, of a party may be included in this Agreement and if so, are intended to authenticate this writing and to have the same force and effect as a manual signature~~s~~. “Electronic signature” means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.

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